UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2019

Right On Brands, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-1994478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3235 Skyline Dr, Suite 127, Carrollton, TX 75006

(Address of principal executive offices)

(214) 736-7252

(Issuer’s telephone number)

___________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of New Officers and Directors

Effective September 10, 2019, our Board of Directors appointed Jerry Grisaffi to serve as a member of the Board of Directors, as our new Chairman of the Board, and as our new Chief Executive Officer. Following this appointment, Daniel Crawford resigned his position as a Director of the company. There was no known disagreement with Mr. Crawford regarding any matter relating to our operations, policies or practices. Ashok Patel will continue to serve as our President,

Jerry Grissafi, age 74, is our newly appointed Director, CEO and Chairman of the Board. Mr. Grisaffi is a serial entrepreneur who has lived all of his life in Texas. Prior to his appointment Mr. Grisaffi was a consultant to public companies, assisting them with corporate strategy and development. Prior to that, from 2014 to 2017, Mr. Grisaffi was the founder and chairman of the board of Rocky Mountain High Brands, a brand management company that markets healthy products to health-conscious consumers. Prior to founding Rocky Mountain High Brands, from 2010 to 2013, Mr. Grisaffi was the Chairman of the Board and President of Republic of Texas Brands. From 2003 to 2008, Mr. Grisaffi was the President of Microtrack, a company focused on monetizing GPC technology. Previously, Mr. Grisaffi spent forty successful years in the automobile business. He is a lifelong Texan and enjoys spending time with his extended family of 11 grandchildren and 2 great-grandchildren.

At this time, we do not have any written employment agreement or other formal compensation arrangement with Mr. Grissafi.

Our newly-appointed director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Mr. Grisaffi is the grandfather of our outgoing Director, Mr. Crawford.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Right On Brands, Inc.

Date: November 21, 2019	By:	/s/ A. David Youssefyeh
A. David Youssefyeh
Chief Financial Officer

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